Exhibit 99.1

Press Release

Financial and Investor Contact:

John R. Potapchuk

631-501-7035

john.potapchuk@gentiva.com

Media Contact:

David Fluhrer

631-501-7102, 516-589-0778

david.fluhrer@gentiva.com

FOR IMMEDIATE RELEASE

Gentiva® Health Services Announces First Quarter 2008 Results

and Reaffirms Financial Outlook

Melville, NY, May 1, 2008 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation's leading provider of comprehensive home health services, today reported the following financial results for the first quarter ended March 30, 2008:

•	Net revenues increased 8% to $323.7 million versus the first quarter ended April 1, 2007.

•

Net income increased 13% to $7.7 million, or $0.27 per diluted share, versus $6.8 million, or $0.24 per diluted share, for the prior year period. Average diluted shares were 29.0 million versus 28.4 million in the 2007 first quarter.

•

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 3% to $23.8 million in the first quarter of 2008. EBITDA as a percentage of net revenues was 7.4% in the 2008 first quarter versus 7.7% in the prior year period.

•	EBITDA included restructuring and integration costs of $0.3 million for the first quarter of 2008 as compared to $1.0 million for the prior year period.

“Gentiva’s first quarter was an important transitional period as we adapted to new Medicare Prospective Payment System (PPS) rules, integrated our recent Mississippi acquisition and implemented contract renewals within CareCentrix,” said Gentiva Chairman and CEO Ron Malone. “While we were pleased with our revenue growth, some of the quarter’s events had a short-term, moderating effect on profitability. However, we are able to reaffirm our financial outlook for the full year, based on our review of current business trends, our progress in adapting to the changed Medicare environment, and our commercial business opportunities. We expect 2008 to be another good year for Gentiva.”

3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627

The Company noted the following first quarter performance highlights in its Home Health segment:

•

Home Health revenues were up 6% to $217.0 million versus the prior year period, driven primarily by continuing growth from the Company’s expanding specialty programs, an increase in revenues from the segment’s commercial business as a result of the Company’s ongoing pricing strategy, and the inclusion of about $3 million in net revenues from Home Health Care Affiliates, Inc., in Mississippi, which was acquired by Gentiva on February 29, 2008.

•

Home Health operating contribution rose 4% to $31.2 million, with the operating contribution margin at 14.4% in the first quarter of 2008 versus 14.6% in the prior year period. While the segment’s operating contribution has continued to benefit from the change in revenue mix to higher-margin payers, results were affected by costs related primarily to Gentiva’s adoption of new PPS rules and recruitment initiatives to grow capacity and productivity.

•

Revenues for Gentiva’s Medicare PPS home health business increased more than 7% versus the prior year period. Patient admissions remained strong, although the current impact of new PPS rules contributed to a revenue growth rate below those of recent quarters. Medicare Advantage revenues in Home Health — under which Gentiva is paid for patient episodes similar to the rate structure and levels of Medicare PPS — more than doubled during the first quarter versus the prior year period. As a result, growth in episodic revenues (the combined revenues from Medicare PPS and Medicare Advantage business paid on an episodic basis) was 11% year-over-year, despite the adverse impact of PPS changes.

Gentiva reported the following results in its CareCentrix and Other Related Services segments:

•	Revenues for CareCentrix rose more than 18% to $77.8 million as this segment continued to benefit from its servicing of increased managed care membership enrollments and new business.

•

CareCentrix’ operating contribution declined by 9% to $6.3 million due primarily to expected short-term increases in utilization under capitated agreements, selected pricing changes resulting from a recent contract extension with CIGNA HealthCare, and investments in CareCentrix’ expanded sales force. The Company anticipates additional business opportunities for CareCentrix during the remainder of 2008, including the continuing shift of CIGNA’s membership from capitated to fee-for-service plans, and potential benefits from CIGNA’s first quarter acquisition of Great-West Healthcare.

•

Net revenues and operating contribution for the smaller Other Related Services segment, which consists of hospice, respiratory and home medical equipment, infusion therapy and consulting, were slightly below the prior year period as the Company continued to make investments and operational changes aimed at improving the segment’s financial performance.

During the first quarter of 2008, Gentiva used $43 million of cash and incurred an additional $12 million in debt to fund the Home Health Care Affiliates acquisition. Despite the resulting increase in long-term debt to $322 million at March 30, 2008, Gentiva’s leverage ratio remains below 3.0 and this has allowed the Company to maintain lower interest margins on its revolving credit and term loan borrowings as compared to the prior year.

Gentiva also reaffirmed its 2008 financial outlook of net revenues in a range of $1.28 billion to $1.32 billion and diluted earnings per share in a range between $1.32 and $1.40.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its first quarter results during its conference call and live web cast to be held Thursday, May 1, 2008, at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #42736083. The web cast is an audio-only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the web cast. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 36 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation's leading provider of comprehensive home health services. The Company serves patients across the United States, through its direct service delivery units or through CareCentrix®, which manages home health services for major managed care organizations. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; respiratory therapy and home medical equipment; infusion therapy services; and other therapies and services. Gentiva's revenues are generated from federal and state government programs, commercial insurance and individual consumers. For more information, visit Gentiva's web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E

(tables and notes follow)

(in 000's, except per share data)	1st Quarter
	2008	2007
Statements of Income
Net revenues	$323,722	$299,542
Cost of services and goods sold	187,199	170,121

Gross profit	136,523	129,421
Selling, general and administrative expenses	117,880	111,065

Operating income	18,643	18,356
Interest expense	(6,093)	(7,139)
Interest income	667	817

Income before income taxes	13,217	12,034
Income tax expense	5,494	5,195

Net income	$7,723	$6,839

Earnings per Share
Net income:
Basic	$0.27	$0.25

Diluted	$0.27	$0.24

Average shares outstanding:
Basic	28,282	27,530

Diluted	29,043	28,439

	Mar 30, 2008	Dec 30, 2007
Condensed Balance Sheets
ASSETS
Cash, cash equivalents and restricted cash (A)	$16,382	$36,181
Short-term investments (B)	1,350	31,250
Accounts receivable, net (C)	230,190	207,801
Deferred tax assets	17,551	18,859
Prepaid expenses and other current assets	16,041	14,415

Total current assets	281,514	308,506
Long-term investments (B)	12,641	—
Fixed assets, net	62,534	59,562
Intangible assets, net	233,872	211,602
Goodwill	310,909	276,100
Other assets	25,893	26,463

Total assets	$927,363	$882,233

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$3,072	$2,304
Accounts payable	24,219	20,093
Payroll and related taxes	28,057	17,163
Deferred revenue	31,790	29,015
Medicare liabilities	8,257	7,985
Cost of claims incurred but not reported	22,732	24,321
Obligations under insurance programs	36,733	36,816
Other accrued expenses	39,616	42,282

Total current liabilities	194,476	179,979
Long-term debt	318,928	307,696
Deferred tax liabilities, net	55,218	48,572
Other liabilities	21,672	22,557
Shareholders' equity	337,069	323,429

Total liabilities and shareholders’ equity	$927,363	$882,233

Common shares outstanding	28,402	28,046

(A)	Cash, cash equivalents and restricted cash included restricted cash of $0.3 million at March 30, 2008 and $22.0 million at December 30, 2007.
(B)	Short-term and long-term investments at March 30, 2008 and December 30, 2007 consisted of AAA-rated auction rate securities. At March 30, 2008, long-term investments were presented net of a $0.4 million valuation allowance, the charge for which was recorded in Shareholders’ Equity.
(C)	Accounts receivable, net, included an allowance for doubtful accounts of $9.3 million and $9.4 million at March 30, 2008 and December 30, 2007, respectively.

(in 000's)	1st Quarter
	2008	2007
Condensed Statements of Cash Flows
OPERATING ACTIVITIES:
Net income	$7,723	$6,839
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,151	4,783
Amortization of debt issuance costs	287	206
Provision for doubtful accounts	2,600	1,992
Equity-based compensation expense	1,734	1,652
Windfall tax benefits associated with equity-based compensation	(1,235)	(241)
Deferred income taxes	4,848	3,699
Changes in assets and liabilities, net of acquired business:
Accounts receivable	(19,598)	(17,741)
Prepaid expenses and other current assets	(2,151)	(4,863)
Current liabilities	8,825	18,660
Other, net	(49)	695

Net cash provided by operating activities	8,135	15,681

INVESTING ACTIVITIES:
Purchase of fixed assets	(6,624)	(6,445)
Acquisition of businesses, net of cash acquired	(47,405)	—
Purchases of short-term investments available-for-sale	(28,000)	(17,000)
Maturities of short-term investments available-for-sale	44,900	12,800

Net cash used in investing activities	(37,129)	(10,645)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	4,119	2,188
Windfall tax benefits associated with equity-based compensation	1,235	241
Borrowings under revolving credit facility	12,000	—
Home Health Care Affiliates debt repayments	(7,420)	—
Debt issuance costs	(432)	—
Other debt repayments	—	(7,000)
Repayment of capital lease obligations	(307)	(294)

Net cash provided by (used in) financing activities	9,195	(4,865)

Net change in cash, cash equivalents and restricted cash	(19,799)	171
Cash, cash equivalents and restricted cash at beginning of period	36,181	32,910

Cash, cash equivalents and restricted cash at end of period	$16,382	$33,081

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$5,702	$7,912
Income taxes paid, net of refunds	$416	$286

(in 000's)	1st Quarter
	2008	2007
Supplemental Information

Segment Information (1)
Net revenues
Home Health	$217,000	$205,031
CareCentrix	77,848	65,890
Other Related Services	29,818	30,563
Intersegment revenues	(944)	(1,942)

Total net revenues	$323,722	$299,542

Operating contribution (3)
Home Health	$31,202	$29,988
CareCentrix	6,326	6,954
Other Related Services	2,845	3,987

Total operating contribution	40,373	40,929
Corporate expenses	(16,579)	(17,790)
Depreciation and amortization	(5,151)	(4,783)
Interest expense, net	(5,426)	(6,322)

Income before income taxes	$13,217	$12,034

	1st Quarter
	2008	2007
Net Revenues by Major Payer Source:
Medicare
Home Health	$145,106	$135,254
Other	14,574	15,289

Total Medicare	159,680	150,543
Medicaid and local government	35,365	38,327
Commercial insurance and other (4)	128,677	110,672

Total net revenues	$323,722	$299,542

A reconciliation of EBITDA to Net income - As Reported amounts follows: (2)

	1st Quarter
	2008	2007
EBITDA (3)	$23,794	$23,139
Depreciation and amortization	(5,151)	(4,783)
Interest expense, net	(5,426)	(6,322)

Income before income taxes	13,217	12,034
Income tax expense (5)	(5,494)	(5,195)

Net income - As Reported	$7,723	$6,839

Notes:

1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.
2)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Management uses EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.
3)	Operating contribution and EBITDA for the first quarter of 2008 included restructuring and integration costs of $0.3 million, of which $0.1 million is associated with the Home Health segment, and $0.2 million is included in corporate expenses. For the first quarter of 2007, operating contribution and EBITDA included $0.3 million associated with the Home Health segment and $0.7 million associated with corporate expenses.
4)	Commercial insurance and other revenues included revenues from Medicare Advantage business paid on an episodic basis of $11.1 million for the first quarter of 2008 and $5.4 million for the first quarter of 2007.
5)	The Company’s effective tax rate was 41.6% and 43.2% for the first quarters of 2008 and 2007, respectively.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels, including changes to the Medicare home health Prospective Payment System effective January 1, 2008; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "Risk Factors" section contained in the Company's annual report on Form 10-K for the year ended December 30, 2007.

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